Exhibit 99.1

FOR IMMEDIATE RELEASE	Media Contacts:	AirTran Holdings, Inc.
June 3, 2010		Christopher White (Media)
678.254.7442
Jason Bewley (Investor Relations)
407.318.5188

AirTran Announces Put Option Notification for 7 Percent Convertible Notes Due 2023

ORLANDO, Fla., June 3, 2010 – AirTran Holdings, Inc. (NYSE:AAI), parent company of AirTran Airways, Inc., today announced that it is notifying holders of its 7 percent Convertible Notes due 2023 (the “Notes”) that they have the right, pursuant to the terms of the Notes, to require AirTran to repurchase their Notes for cash (the “Put Option”). The Put Option expires at 5:00 p.m., New York City time, on July 1, 2010.

As required by rules of the United States Securities and Exchange Commission, AirTran will file a Tender Offer Statement on Schedule TO later today. In addition, documents specifying the terms, conditions and procedures for exercising the Put Option will be available through The Depository Trust Company and the paying agent, which is Wilmington Trust Company. None of AirTran, its board of directors or its employees has made or is making any representation or recommendation to any holder as to whether to exercise or refrain from exercising the Put Option.

The Put Option entitles each holder of the Notes to require AirTran to repurchase all or part of such holder’s Notes at a price, in cash, equal to $1,000 per $1,000 principal amount of the Notes, plus any accrued and unpaid interest up to, but excluding, July 1, 2010 (the “Repurchase Date”), upon the terms and subject to the conditions set forth in the Notes and the indenture governing the Notes. The Repurchase Date is an interest payment date under the terms of the Notes; accordingly, interest accrued up to, but excluding, the Repurchase Date will be paid to record holders as of the regular record date immediately preceding such interest payment date, and AirTran, therefore, expects that there will be no accrued and unpaid interest due as part of the repurchase price. As of May 26, 2010, there was $95.8 million in aggregate principal amount of the Notes outstanding. If all outstanding Notes are surrendered for repurchase pursuant to the Put Option, the aggregate cash purchase price will be $95.8 million. AirTran intends to use cash on hand to finance the Put Option.

The Notes are, subject to certain conditions, convertible into 89.9281 shares of AirTran common stock per $1,000 principal amount of the Notes. On May 26, 2010, the closing sales price of AirTran common stock on the New York Stock Exchange was $5.50 per share.

Noteholders’ opportunity to exercise the Put Option commences today, June 3, 2010, and will terminate at 5:00 p.m., New York City time, on July 1, 2010. In order to exercise the Put Option, a holder must follow the transmittal procedures set forth in AirTran’s company repurchase notice to holders (the “Company Repurchase Notice”), which is available through The Depository Trust Company and Wilmington Trust Company. Holders may withdraw any previously tendered Notes pursuant to the terms of the Put Option at any time prior to 5:00 p.m., New York City time, on July 1, 2010 or as otherwise provided by applicable law.

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AirTran Announces Put Option Notification for 7 Percent Convertible Notes Due 2023

This press release is for information only and is not an offer to purchase, a solicitation of an offer to purchase, or a solicitation of an offer to sell securities of AirTran. The offer to purchase the Notes will be only pursuant to, and the Notes may be tendered only in accordance with, the Company Repurchase Notice dated June 3, 2010 and related documents. Holders of Notes may obtain the Company Repurchase Notice from Wilmington Trust Company, Rodney Square North, 1100 North Market Street, Wilmington, Delaware 19890-1615 (302) 636-6181.

HOLDERS OF NOTES AND OTHER INTERESTED PARTIES ARE URGED TO READ THE COMPANY REPURCHASE NOTICE AND OTHER RELEVANT DOCUMENTS FILED WITH THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION (“SEC”) WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT AIRTRAN AND THE PUT OPTION.

Materials filed with the SEC will be available electronically without charge at the SEC’s website, www.sec.gov. Documents filed with the SEC may also be obtained without charge at AirTran’s website, www.airtran.com.

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AirTran Announces Put Option Notification for 7 Percent Convertible Notes Due 2023

About AirTran

AirTran Holdings, Inc., a Fortune 1000 company, is the parent company of AirTran Airways, which has been ranked the number one low-cost carrier in the Airline Quality Rating study for the past three years. AirTran is the only major airline with Gogo® Inflight Internet on every flight and offers coast-to-coast service on North America’s newest all-Boeing fleet. Its low-cost, high-quality product also includes assigned seating, Business Class and complimentary XM Satellite Radio on every flight. To book a flight visit: http://www.airtran.com.

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Editors Note: This press release contains statements concerning potential future events involving AirTran Holdings, Inc. that are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and that could differ materially from the events that actually occur. All statements, other than statements of historical facts, in this press release may be deemed forward-looking statements. We use words such as “anticipate,” believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “project,” “will,” “would” and similar expressions or the negative thereof to identify forward-looking statements, although not all forward-looking statements contain these identifying words. We cannot guarantee that our intentions will not change or this actually will effect the intentions disclosed in our forward-looking statements and, accordingly, you should not place undue reliance on our forward-looking statements. There are a number of important factors that could cause our intentions to change or actual events to differ materially from those expressed or implied by these forward-looking statements, including those discussed under “Risk Factors” and elsewhere in our Annual Report on Form 10-K for the year ended December 31, 2009. Any forward-looking statement speaks only as of the date on which it is made, and we undertake no obligation to update any forward-looking statement to reflect new information, events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events except as required by applicable law. New factors emerge from time to time, and it is not possible for us to predict which factors will arise. In addition, we cannot assess the impact of each factor on our intentions or the extent to which any factor, or combination of factors, may cause actual events to differ materially from those contained in any forward-looking statements. Additional information on factors that could influence AirTran’s financial results is included in its filings with the Securities and Exchange Commission, including its most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.